As filed with the Securities and Exchange Commission on May 30, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BEIJING MED-PHARM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	20-0434726
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

600 W. Germantown Pike
Suite 400
Plymouth Meeting, PA 19462
(610) 940-1675

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

BEIJING MED-PHARM CORPORATION
2004 STOCK INCENTIVE PLAN
(Full Title of the Plans)
________________

David Gao
President and Chief Executive Officer
Beijing Med-Pharm Corporation
600 W. Germantown Pike
Suite 400
Plymouth Meeting, PA 19462
(610) 940-1675

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
________________

Copies to:

Joanne R. Soslow, Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
(215) 963-5000
_______________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Number of` shares to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)

Common Stock, par value $0.001 per share	2,500,000	$4.31	$10,775,000	$1,153

(1)	This Registration Statementcovers shares of Common Stock of Beijing Med-Pharm Corporation that may be offered or sold pursuant to the Beijing Med-Pharm Corporation 2004 Stock Incentive Plan. In addition, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional number of shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Estimated pursuant to Paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee, based on the average high and low sales prices of shares of Beijing Med-Pharm Corporation’s Common Stock on May 25, 2006, as reported on the Over-the-Counter Bulletin Board (“OTCBB”).

(3)	Calculated pursuant to Section 6(b) of the Securities Act as follows: proposed maximum offering price multiplied by $0.000107.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

     The following documents filed by Beijing Med-Pharm Corporation (the “Registrant”) with the Commission are incorporated by reference into this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 31, 2006.

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the Commission on May 12, 2006.

(3)	The description of the Registrant’s Common Stock, par value $0.001 per share, contained in the Registrant’s registration statement on Form 8-A filed with the Commission on July 1, 2005 (File No. 000-51409) to register such securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such reports and documents.

     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

     The consolidated financial statements of Beijing Med-Pharm Corporation as of December 31, 2005 and 2004, and for the years ended December 31, 2005, 2004 and 2003, incorporated in this prospectus by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Grant Thornton, Hong Kong, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon such firm’s authority as experts in accounting and auditing.

Item 4.     Description of Securities.

     Not applicable.

Item 5.     Interests of Named Experts and Counsel.

     Not applicable.

Item 6.     Indemnification of Directors and Officers.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s certificate of incorporation contains a provision that eliminates the personal liability of the Registrant’s directors for monetary damages for any breach of fiduciary duty as a director. This provision, however, does not eliminate a director’s liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for a transaction from which the director derived an improper personal benefit.

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s certificate of incorporation provides that it shall indemnify any and all persons whom it has the power to indemnify under Delaware law from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Business Corporation Law, and the indemnification provided for in the certificate of incorporation shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     Further, the Registrant’s bylaws provide that it shall indemnify its officers and directors upon a determination by a majority of the board of directors who were not parties to such action, by independent legal counsel in a written opinion or by the stockholders that the person seeking indemnification has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and had no reasonable cause to believe such person’s conduct was unlawful. Any expense incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

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     The Registrant may, to the extent authorized by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Registrant similar to those conferred to directors and officers of the Registrant as described above.

     The Registrant has insurance policies providing for indemnification of officers and directors against liabilities and expenses incurred by any of them in certain proceedings and under certain conditions, such as in the absence of fraud.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.     Exemption from Registration Claimed.

     Not applicable.

Item 8.     Exhibits.

     The following exhibits are filed as part of this Registration Statement:

4.1	Beijing Med-Pharm Corporation 2004 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.3 to the Registrant’s registration statement on Form S-1 filed on January 11, 2005, as amended (File No. 333-121957)

5.1	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

24	Power of Attorney (included as part of the signature page)

Item 9.     Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

		(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

		(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

		(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

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provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

	(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Plymouth Meeting, Commonwealth of Pennsylvania, on May 30, 2006.

BEIJING MED-PHARM CORPORATION

By:	/s/ FRED M. POWELL

Fred M. Powell
Chief Financial Officer

POWER OF ATTORNEY

     Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints David Gao and Fred M. Powell, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID GAO	President, Chief Executive Officer and Director (Principal Executive Officer)	May 30, 2006

David Gao

/s/ FRED M. POWELL	Chief Financial Officer (Principal Financial and Accounting Officer)	May 30, 2006

Fred M. Powell

/s/ MARTYN D. GREENACRE	Chairman	May 30, 2006

Martyn D. Greenacre

/s/ MICHEL Y. DE BEAUMONT	Director	May 30, 2006

Michel Y. de Beaumont

/s/ JACK M. FERRARO	Director	May 30, 2006

Jack M. Ferraro

/s/ FRANK J. HOLLENDONER	Director	May 30, 2006

Frank J. Hollendoner

/s/ JOHN W. STAKES	Director	May 30, 2006

John W. Stakes, M.D.

INDEX TO EXHIBITS

Exhibit No.	Document

4.1	Beijing Med-Pharm Corporation 2004 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.3 to the Registrant’s registration statement on Form S-1 filed on January 11, 2005, as amended (File No. 333-121957)

5.1	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

24	Power of Attorney (included as part of the signature page)